Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Joel Bennett
JAKKS Pacific, Inc.
(310) 455-6210

JAKKS PACIFIC® UPDATES 2011 GUIDANCE

MALIBU, CALIFORNIA, December 16, 2011. JAKKS Pacific, Inc. (NASDAQ:JAKK) (the “Company”) today announced that the sales performance of its products has been disappointing, in what appears to be a difficult retail sales environment for toys, especially during the important holiday season, which has also resulted in higher markdown allowances and higher royalty expenses relating to license guarantee shortfalls. The Company currently anticipates net sales for the full year 2011 of approximately $660 million, with diluted earnings per share in the range of $0.37 to $0.40, excluding non-recurring financial and legal advisory charges. This is a reduction from the Company's  previously anticipated full year 2011 net sales of approximately $770 million to $775 million, with diluted earnings per share in the range of $1.32 to $1.35, excluding such one-time charges.  The Company’s guidance with respect to diluted earnings per share is a non-GAAP financial measure, due to the exclusion of such one-time charges.  Such one-time charges are anticipated to equal $0.09 per share; accordingly, on a GAAP basis, the Company anticipates diluted earnings per share for the full fiscal year ending December 31, 2011 to be in the range of $0.28 to $0.31.

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS' diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”)) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses.  The cautionary statements provided above are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information.  Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.  The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

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